UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 3, 2012

GARB OIL & POWER CORPORATION
(Exact name of registrant as specified in its charter)

Utah	000-14859	87-0296694
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

5248 South Pinemont Dr. Suite C-110
Murray, Utah		84123
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		(801) 738-1355

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01                      Entry into a Material Definitive Agreement
Item 3.02                     Unregistered Sales of Equity Securities

Between September 3, 2012, and October 4, 2012, Garb Oil and Power Corporation (“Garb”) entered into seven Master Note Conversion Agreements with seven noteholders, pursuant to which Garb agreed to issue shares of its restricted common stock.

Background Information – Original Note

By way of background, in October 2005, Garb issued a promissory note (the “Original Note”) in the principal amount of $140,758 to Rodaric Group, LLC (“Rodaric”) in connection with a loan by Rodaric to Garb.  Subsequently, in March 2010, Garb and Rodaric entered into an Addendum to the Original Note (the “Addendum”), pursuant to which Rodaric agreed that payment on the Original Note could be made in cash or equity in Garb.  As of August 31, 2012, the remaining principal balance on the note was $19,327, and accrued interest was $294,099.

Recent Transactions

In September 2012, Rodaric agreed to sell portions of the Original Note and accrued interest to seven purchasers (the “Note Purchasers”), pursuant to Private Promissory Note Purchase Agreements (each, a “Note Purchase Agreement”) between Rodaric and each of the Note Purchasers.  The amounts of the Original Note sold ranged from $1,000 to $4,000.  Six of the Note Purchasers purchased principal amounts of the Original Note, and one Note Purchaser purchased the right to receive $2,000 of the accrued and unpaid interest on the Original Note.  Each portion of the note, and the accrued interest portion, purchased is referred to as a “New Note.”

Pursuant to the Note Purchase Agreements, each Note Purchaser represented and warranted that it was acquiring the New Note for its own account for investment and not with a view to, or in connection with a sale of the New Note, and that it was an accredited investor, as defined in Rule 501 of Regulation D.

Subsequent to the entry into the Note Purchase Agreements, each of the Note Purchasers entered into a Master Note Conversion Agreement (each, a “Conversion Agreement”) with Garb, pursuant to which Garb agreed to issue shares of its restricted common stock to the Note Purchaser upon tender by the Note Purchaser of a conversion notice (each, a “Conversion Notice”).  The shares were to be issued within three days of Garb’s receipt of a Conversion Notice, and the conversion price pursuant to the Conversion Agreement was $0.000001 per share.

Rodaric, the holder of the Original Note, also entered into a Master Note Conversion Agreement with Garb, pursuant to which Rodaric agreed to the payment of $9,900 of the accrued interest on the Original Note through the issuance by Garb of 9,900,000,000 shares of Garb’s restricted common stock, and Garb agreed to issue such restricted shares.

In the Conversion Agreements, each of the Note Purchasers represented to Garb that it was an accredited investor, as defined in Rule 501 of Regulation D, and that the Note Purchaser was not an affiliate of Garb (i) at the time it purchased its portion of the Original Note, (ii) in the 90 days prior to the entry into the Conversion Agreement, (iii) or as of the date of the Conversion Agreement.  In its Conversion Agreement, Rodaric represented that it was an accredited investor at the time it entered into the agreement, and that it was not an affiliate at the time it acquired the Original Note from Garb, had not been an affiliate during the 90 days prior to the entry into the agreement, and was not an affiliate as of the date of the Conversion Agreement.

The aggregate amount of shares Garb was committed to issue, upon the receipt of appropriate Conversion Notices, was 28,900,000,000 shares of Garb’s restricted common stock.

Conversion Notices

Between September 3, 2012, and October 4, 2012, Garb received conversion notices from the Note Purchasers to convert an aggregate of $19,000 of principal and interest purchased pursuant to the Note Purchase Agreements into 19,000,000,000 shares of the Company’s restricted common stock.  Additionally, the holder of the Original Note also submitted a conversion notice to convert $2,000 of the accrued interest on the Original Note into an additional 2,000,000,000 shares of Garb’s restricted common stock.  The Company has been working with its transfer agent to issue the shares as the conversion notices have been received.

In connection with the issuances, Garb determined that neither Rodaric nor any of the Note Purchasers was an affiliate of the Company at the time of the submission of the conversion notices, or had been an affiliate during the preceding three months.

Each of the transactions between Garb and the Note Purchasers and Rodaric described above were conducted as private offerings, between Garb and individuals or entities with which and with whom Garb had a prior existing relationship.  No public solicitation was done in connection with any of the transactions.  The Garb shares of restricted common stock were issued and will be issued, upon receipt of further Conversion Notices, in private transactions pursuant to Section 4(2) of the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARB OIL & POWER CORPORATION
Registrant

Dated: October 30, 2012	By:	/s/ John Rossi
John Rossi, Chief Executive Officer, President, and Director (Principal Executive Officer and Principal Financial Officer)

3